Exhibit 10.1
Draft of April 30, 2025
SEPARATION AGREEMENT
This Separation Agreement (“Separation Agreement”) is between Jodi Senese (“Executive”) and OUTFRONT Media Inc. (the “Company”).
In consideration of the mutual covenants, agreements, and understandings set forth herein, the Company and Executive agree as follows:
1.    Executive was employed by the Company pursuant to an Employment Agreement that took effect on June 6, 2016 (the “Employment Agreement”). A true and correct copy of the Employment Agreement is attached hereto as Exhibit B.
2.    Executive’s employment with the Company will terminate without “Cause” (as such term is defined in Paragraph 7(d) of the Employment Agreement) on December 31, 2025 (the “Separation Date”); provided, however, that for the period from July 1, 2025, to December 31, 2025, Executive (a) will have the title “Director, Special Projects,” (b) will be available as needed for specific special projects assigned to her by the Company’s Chief Executive Officer, and (c) will continue to be: (i) compensated through the Separation Date at her current rate of $21,154.85 per pay period, subject to all legally required deductions; and (ii) her eligibility for benefits will not change after her title changes to Director, Special Projects. Further, Executive remains entitled to payment for all accrued and unused vacation, subject to all legally required deductions.
3.    In further consideration of (a) Executive’s execution of a release in the form attached hereto as Exhibit A (the “Release”) on or after the Separation Date and the non-revocation of the Release within seven (7) days after her execution and delivery of the Release to the Company, (b) Executive not voluntarily resigning prior to the Separation Date and performing the responsibilities set forth in the Employment Agreement until June 30, 2025 and then those responsibilities set forth in Paragraph 2 of this Separation Agreement thereafter, and (c) the other obligations that Executive owes to the Company under the Employment Agreement and this Separation Agreement, the Company agrees that Executive shall be entitled to receive all amounts specified in Paragraph 7(d) of the Employment Agreement, modified only as follows:
(a)    in satisfaction of the Company’s obligation pursuant to Paragraph 7(d)(i) of the Employment Agreement, the Company shall pay Executive a total amount of One Million One Hundred Thousand Dollars ($1,100,000), less legally required deductions. The amount recited in this Paragraph 3(a) shall be paid to Executive in equal biweekly installments, less applicable deductions, beginning on the first payroll date following Executive’s execution and non-revocation of the Release on or after the Separation Date and continuing for a total period of twenty-four (24) months (the “Severance Payment Period”);
(b)    in satisfaction of the Company’s obligation pursuant to Paragraph 7(d)(ii) of the Employment Agreement, the Company shall pay Executive a Pro-Rata

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Bonus (as such term is defined in Paragraph 7(d)(ii) of the Employment Agreement), provided that (i) Executive has performed her responsibilities as set forth in this Separation Agreement, (ii) the percentage used for the calculation of Executive’s bonus shall be the same percentage used for the calculation of the bonuses of the other members of the Company’s executive team as of December 31, 2025, and (iii) such Pro Rata Bonus shall be paid as and when the bonuses of the other members of the Company’s executive team are paid;
(c)    if Executive elects for COBRA coverage under Paragraph 7(d)(iii) of the Employment Agreement, then the Company shall pay Executive’s COBRA premium until the earlier of: (i) eighteen months from the Separation Date; or (ii) the date on which Executive becomes eligible for medical and dental coverage from a third-party employer. Executive agrees that in the event she becomes eligible for medical and dental coverage from a third-party employer then Executive will notify the Company in writing and the Company will cease paying Executive’s COBRA premium immediately upon receipt of such written notice. To the extent that Executive elects to continue to receive COBRA benefits in accordance with applicable laws after the Company’s obligations under this Paragraph 3(c) cease, then Executive shall be responsible for the entire COBRA premium. Executive acknowledges that Executive has been advised that Executive may be able to continue Executive’s health benefits pursuant to COBRA and that Executive will receive additional information regarding COBRA under separate cover; and
(d)    as soon as reasonably practicable (assuming the Release has not been revoked), the Company shall vest all outstanding equity awards granted to Executive prior to the Separation Date, provided (i) that any equity grant subject to continuing performance conditions will accelerate and vest at target performance, and (ii) any sale of equity by Executive shall be made only in compliance the Company’s policies and procedures
4.    This Separation Agreement is not an admission by the Company of any liability. The Company specifically denies and disclaims any discrimination or injury to any person.
5.    The parties agree that this Separation Agreement may not be introduced in any proceeding, except to establish the terms of this Separation Agreement or the breach of this Separation Agreement, or as may be required by law or judicial directive, subpoena, or governmental agency or regulation.
6.    Executive agrees not to make or authorize any written or oral statement about any of the Releasees that Executive knows or reasonably should know to be untrue and agrees not to make any defamatory statement about any of the Releasees. Notwithstanding the above, nothing in this Paragraph or any other provision of this Separation Agreement prevents Executive from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct Executive has reason to believe is unlawful. The Company shall not authorize any written or oral statement about Executive that: (i) it knows or reasonably should know to be untrue; or (ii) is defamatory.

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7.    Executive agrees that she will neither directly nor indirectly disclose the existence or terms of this Separation Agreement except to her immediate family, tax advisor and attorney, federal or state taxing authorities, as compelled by law, court process, subpoena, governmental agency or regulation or as otherwise permissible under this Separation Agreement.
8.    This Separation Agreement and the Release, when executed, contain the complete understanding of the parties. No other promises or agreements shall be binding or modify this Separation Agreement unless reduced to writing and signed by the parties hereto or counsel for the parties. Notwithstanding the foregoing, Executive’s obligations to the Company as set forth in the Employment Agreement shall remain in full force and effect.
9.    This Separation Agreement shall be governed by New York law without regard to conflicts of laws principles, and any action to enforce this Separation Agreement must be brought and heard in a court within the State of New York. The parties to this Separation Agreement consent to personal jurisdiction in New York in any action commenced to enforce its terms.
10.    If any term of this Separation Agreement is declared invalid for any reason, such determination shall not affect the validity of the remainder of this Separation Agreement unless the effect thereof would be to deny one or the other party hereto a material part of the consideration it/she is receiving for entering into this Separation Agreement. The remaining parts of this Separation Agreement shall remain in effect as if this Separation Agreement had been executed without the invalid term unless the effect thereof would be to deny one or the other party hereto a material part of the consideration it/she is receiving for entering into this Separation Agreement. If this entire Separation Agreement is declared invalid for any reason, then Executive agrees to immediately return all amounts paid to Executive pursuant to Paragraph 3(a) and (b), and to reimburse all amounts paid by the Company pursuant to Paragraph 3(c), of this Separation Agreement.
11.    This Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“409A”). The Company shall undertake to administer, interpret and construe the provisions of the Agreement in a manner that does not result in the imposition of any additional tax, penalty or interest under 409A on any party hereto.
12.    Executive warrants that she is fully competent to enter into this Agreement and that she has consulted with an attorney prior to executing this Agreement to the extent that she chose to do so, that she has read and understands this Agreement, and that she has signed this Agreement freely and voluntarily.

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PLEASE READ CAREFULLY. EXHIBIT A TO THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.
To signify the parties’ agreement to the terms of this Agreement, the parties have executed this Agreement on the date set forth below their signatures.
JODI SENESE                    OUTFRONT Media Inc.

__/s/ Jodi Senese_______________            _/s/_Nicolas Brien_______________
Date: __5/1/2025_______________                Date: __5/1/2025__________

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EXHIBIT A

FORM OF RELEASE

WHEREAS, Jodi Senese (hereinafter referred to as “Executive”) is employed by OUTFRONT Media Inc., a Maryland corporation (hereinafter referred to as the “Company”), and is a party to an employment agreement dated as of June 6, 2016 (the “Employment Agreement”) annexed hereto as Exhibit B which provides for Executive's employment by the Company on the terms and conditions specified therein; and

WHEREAS, on ___________ Executive and the Company subsequently executed a Separation Agreement (the “Separation Agreement”) to which this Release was attached as Exhibit A.

WHEREAS, pursuant to Paragraph 7(d) of the Employment Agreement and Paragraph 3 of the Separation Agreement, Executive has agreed to execute this release as a condition of her entitlement to certain payments and benefits upon her termination of employment by the Company as specified in the Separation Agreement.

NOW, THEREFORE, in consideration of the premises and promises contained in the Separation Agreement and herein and for other good and valuable consideration received or to be received by Executive in accordance with the terms of the Separation Agreement, it is agreed as follows:

1.    Release
(a)    Executive acknowledges, understands and agrees that:
(i)    she has no knowledge (actual or otherwise) of any complaint, claim or action that she may have against the Company and its owners, stockholders, predecessors, successors, assigns, directors, officers, employees, divisions, subsidiaries, affiliates (and directors, officers and employees of such companies, divisions, subsidiaries and affiliates) and all persons acting by, through, under or in concert with any of them (collectively, the “Releasees”), or any of them;
(ii)    Executive hereby irrevocably and unconditionally waives, releases, settles (gives up), acquits and forever discharges the Releasees from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys' fees and costs actually incurred) of any nature whatsoever, known or unknown, suspected or unsuspected, including, but not limited to, any claims for salary, salary increases, alleged promotions, expanded job responsibilities, constructive discharge, misrepresentation, bonuses, equity awards of any kind, severance payments, unvested retirement benefits, vacation entitlements, benefits, moving expenses, business expenses, attorneys’ fees, any claims which she may have under any contract (including the Employment Agreement), or policy (whether

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such contract or policy is written or oral, express or implied), rights arising out of alleged violations of any covenant of good faith and fair dealing (express or implied), any tort, any legal restrictions on the Company's right to terminate employees, and any claims which she may have based upon any Federal, state or other governmental statute, regulation or ordinance (including, without limitation, Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1870, the Americans with Disabilities Act of 1990, as amended, the Americans with Disabilities Act Amendments Act of 2008, the Age Discrimination in Employment Act, as amended, the Older Workers Benefit Protection Act, the Fair Labor Standards Act of 1938, as amended by the Equal Pay Act of 1963, the Family and Medical Leave Act, the Employee Retirement Income Security Act of 1974 (except as to vested benefits or benefits to be vested pursuant to the Separation Agreement), the Civil Rights Act of 1991, the Genetic Information Nondiscrimination Act of 2008, the Lilly Ledbetter Fair Pay Act of 2009, the Fair Credit Reporting Act, the New York State Human Rights Law, the New York City Human Rights Law, the New York City Administrative Code, the New York Labor Law, including, but not limited to, Sections 215 and 740 thereof, the New York Wage Theft Prevention Act, the New York Codes, Rules and Regulations, and Section 409A of the Internal Revenue Code of 1986, as amended) that Executive now has, or has ever had, or ever shall have, against each or any of the Releasees, by reason of any and all acts, omissions, events, circumstances or facts existing or occurring up through the date of Executive’s execution hereof that, in each case, directly or indirectly arise out of, relate to, or are connected to, Executive’s services to, or employment by the Company (any of the foregoing being a “Claim” or, collectively, the “Claims”);
(iii)    Executive will not now, or in the future, accept any recovery (including monetary damages or any form of personal relief) in any forum, nor will she pursue or institute any Claim against any of the Releasees, except that Executive shall be free to accept any monetary award offered by the Securities and Exchange Commission pursuant to Section 21F of the Securities Exchange Act of 1934; and
(iv)    Executive is not entitled to, and will not seek, any consideration, including but not limited to, any wages, sick pay, disability pay, bonus, commissions, compensation, profit sharing contributions, restricted stock, stock options, equity awards, payment or benefit from any of the Releasees other than that to which she may be entitled pursuant to Paragraph 3 of the Separation Agreement.
(b)    Notwithstanding the foregoing, Executive has not waived and/or relinquished any rights she may have to file any Claim that cannot be waived and/or relinquished pursuant to applicable laws, including the right to file a charge, report possible violations of federal law or regulation, or participate in any investigation with the Equal Employment Opportunity Commission (the “EEOC”) or any similar state or local agency, the Congress, the National Labor Relations Board and any agency Inspector General, or any other governmental or administrative agency that is responsible for enforcing a law on behalf of the government, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. Executive does not need the prior authorization of the Company to make any such reports or disclosures, and Executive is not required to notify the Company that Executive has made such reports or disclosures. Further, this Agreement does not limit Executive’s right to

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receive an award for information provided to any governmental agency or entity. Executive also acknowledges and understands that because Executive is waiving and releasing all Claims for monetary damages and any other form of personal relief per Paragraph 1(a) (except for such monetary damages expressly excluded from such waiver as described in Paragraph 1(a)(iii)), Executive may only seek and receive non- personal forms of relief through any such Claim.
(c)    Moreover, this Release shall not apply to (i) any of the obligations of the Company or any other Releasee under the Separation Agreement, or under any benefit plans, contracts, documents or programs described or referenced in the Separation Agreement, (ii) any rights Executive may have to obtain contribution or indemnity against the Company or any other Releasee whether pursuant to contract, the Company's certificate of incorporation and by-laws or otherwise, (iii) any Claim for reimbursement of ordinary and necessary business expenses incurred by the Executive during the course of the Executive's employment consistent with Company policies, and (iv) any claims brought in connection with the Executive's capacity as a shareholder of the Company.
2.    Executive represents and warrants that she has returned to the Company all property of the Company and any Confidential Information (as such term is defined in Paragraph 12 of the Employment Agreement). In addition, Executive represents and warrants that she has deleted all of the Company’s Confidential Information from Executive’s personal computers, other memory devices and/or records. Executive also represents and warrants that she has provided all passwords to the Company’s databases.
3.    Executive represents and acknowledges that in executing this Release she is not relying upon, and has not relied upon, any representation or statement not set forth herein made by any of the agents, representatives or attorneys of the Releasees with regard to the subject matter, basis or effect of this Release or otherwise.
4.    This Release shall not in any way be construed as an admission by any of the Releasees that any Releasee has acted wrongfully or that Executive has any rights whatsoever against any of the Releasees except as specifically set forth herein, and each of the Releasees specifically disclaims any liability to any party for any wrongful acts.

5.    It is the desire and intent of the parties hereto that the provisions of this Release be enforced to the fullest extent permissible under law. Should there be any conflict between any provision hereof and any present or future law, such law shall prevail, but the provisions affected thereby shall be curtailed and limited only to the extent necessary to bring them within the requirements of law, and the remaining provisions of this Release shall remain in full force and effect and be fully valid and enforceable unless the effect thereof would be to deny one or the other party hereto a material part of the consideration it/she is receiving for entering into Release.

6.    Executive warrants that she is fully competent to enter into this Release and acknowledges that he has been afforded the opportunity to review this Release with an attorney for at least twenty-one (21) calendar days, that she has been advised to consult with an attorney prior to executing this Release, that she has read and understands this Release, and that she has

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signed this Release freely and voluntarily. If Executive executed this Release prior to the end of such twenty-one (21) day period, such early execution was a knowing and voluntary waiver by Executive of her right to consider this Release for twenty-one (21) days, and was due to Executive’s belief that Executive had ample time in which to consider and understand this Release and review it with an attorney. Further, Executive acknowledges that she has the opportunity to revoke this Release within seven (7) calendar days of signing it in accordance with the Age Discrimination in Employment Act and that she must notify the Company in writing within seven (7) days of signing this Release if she wishes to revoke it. Revocation can be made by delivering a written notice of revocation to the office of the General Counsel of the Company, 90 Park Avenue, 9th Floor, New York, New York 10016. For this revocation to be effective, written notice must be received by the General Counsel no later than the close of business on the seventh day after Executive signs this Release. If Executive timely revokes his execution of this Release, then Executive acknowledges that this Release shall be of no force or effect and Executive must return any amounts received hereunder

7.    This Release shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to the conflicts of laws principles thereof or to those of any other jurisdiction which, in either case, could cause the application of the laws of any jurisdiction other than the State of New York. This Release is binding on the successors and assigns of Executive.

PLEASE READ CAREFULLY. THIS RELEASE INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS. THIS RELEASE IS NOT INTENDED TO BE EXECUTED BY EXECUTIVE UNTIL THE SEPARATION DATE SET FORTH IN THE SEPARATION AGREEMENT

This Release is executed as of the ______ day of _________________, 2025.

______________________________________
        Jodi Senese

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EXHIBIT B

    THIS EMPLOYMENT AGREEMENT (“Agreement”) is made as of the 6th day of June, 2016, by and between OUTFRONT Media Inc. (“OUTFRONT”), having an address at 405 Lexington Avenue, New York, New York 10174, and Jodi Senese (“Executive”), whose address is 5 Apache Circle, Katonah, NY 10536.

WITNESSETH:
    WHEREAS, OUTFRONT desires for Executive to continue serving as Chief Marketing Officer of OUTFRONT, and Executive is willing to perform such services, upon the terms, provisions and conditions hereinafter set forth.
    NOW, THEREFORE, in consideration of the promises and the mutual covenants hereinafter contained, it is agreed upon between OUTFRONT and Executive as follows:
1.    Employment Period. (a) OUTFRONT shall employ Executive, and Executive hereby accepts employment as OUTFRONT’s Chief Marketing Officer until one of the events stated in paragraph 1(b) occurs. The period during which Executive is employed by OUTFRONT shall be referred to herein as the “Employment Period”. Notwithstanding anything in this Agreement to the contrary, Executive will be an at-will employee of OUTFRONT, and Executive or OUTFRONT may terminate Executive’s employment with OUTFRONT for any reason or no reason at any time.
(b)    The Employment Period shall end upon the first to occur of any of the following events:
i.    Executive’s death;
ii.    OUTFRONT’s termination of Executive’s employment due to Executive’s disability;
iii.    OUTFRONT’s termination of Executive’s employment for Cause (as defined in paragraph 7(b));
iv.    a Termination Other Than for Cause (as defined in paragraph 7(d)); or
v.    Executive’s voluntary termination.
2.    Compensation. (a) OUTFRONT agrees to pay Executive, and Executive agrees to accept from OUTFRONT for Executive’s services hereunder, a base salary of Four Hundred Seventy-Five Thousand Dollars ($475,000). Base salary shall be payable in accordance with the regular payroll practices of OUTFRONT. During the Employment Period, Executive’s base salary shall be subject to the potential of increase at OUTFRONT’s discretion in accordance with

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OUTFRONT’s compensation guidelines and practices; provided, however, that in no event shall Executive’s base salary be less than $475,000.
(b)    OUTFRONT agrees Executive shall be eligible to be considered for participation in OUTFRONT’s Executive Bonus Plan (the “EBP”), i.e., OUTFRONT’s current bonus plan, or any successor plans to the EBP. Executive shall have an annual bonus target equal to fifty percent (50%) of Executive’s base salary. Since the EBP is administered under procedures that are not subject to contractual arrangements, eligibility for consideration is no guarantee of actual participation (or of meeting any target amounts), and the precise amount, form and timing of the awards under the EBP, if any, shall be determined on an annual basis at the sole discretion of the Board of Directors of OUTFRONT (the “Board”), or the appropriate committee of such Board.
(c)    OUTFRONT further agrees that Executive shall be eligible to be considered for participation in the OUTFRONT Media Inc. Omnibus Stock Incentive Plan (the “LTIP”), or any successor plans to the LTIP, and shall be recommended for an annual grant with a Target Long-Term Incentive value equal to Five Hundred Thousand Dollars ($500,000). Since the LTIP is administered under procedures that are not subject to contractual arrangements, eligibility for consideration is no guarantee of actual participation (or of meeting any target amounts), and the precise amount, form and timing of the awards under the LTIP, if any, shall be determined on an annual basis at the sole discretion of the Board, or the appropriate committee of such Board.
3.    Benefits.    (a) Executive shall be eligible to participate in all plans now existing or hereafter adopted for the general benefit of OUTFRONT employees for the period of such plans’ existence, subject to the provisions of such plans as the same may be in effect from time to time unless otherwise prescribed. Executive shall also be eligible to participate in other OUTFRONT benefit plans in which participation is limited to OUTFRONT executives in positions comparable to or lesser than Executive’s position. Since plans in this latter category are administered under procedures that are not subject to contractual arrangements, eligibility for consideration is no guarantee of actual participation because the discretion of the Board, or that of the appropriate committee of such Board, in granting participation, is absolute. To the extent Executive participates in any benefit plan, such participation shall be based upon Executive’s base salary, unless otherwise indicated in the plan document.
(b)    Executive shall be eligible for vacation in accordance with OUTFRONT’s vacation policy.
4.    Position and Duties.    Executive agrees to devote all business time and attention to the affairs of OUTFRONT, except during vacation periods and reasonable periods of illness or other incapacity consistent with the practices of OUTFRONT for executives in comparable positions. Executive further agrees that Executive’s services shall be completely exclusive to OUTFRONT during the Employment Period and that Executive will fulfill all fiduciary duties and exhibit a duty of loyalty to OUTFRONT at all times. Executive also agrees to comply with all applicable OUTFRONT policies, as may be amended from time to time.

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5.    Employment Policies. (a) Executive acknowledges that Executive has been furnished a copy of OUTFRONT’s Code of Conduct (the “Code”). Executive represents and warrants that Executive has read and fully understands all of the requirements thereof, and that Executive is in full compliance with the terms of the Code. Executive further represents and warrants that at all times during the term hereof, Executive shall perform Executive’s services hereunder in full compliance with the Code, and with any revisions thereof or additions thereto.
(b)    During the Employment Period, except as authorized by OUTFRONT, Executive shall not (i) give any interviews or speeches, or (ii) prepare or assist any person or entity in the preparation of any books, articles, television or motion picture productions or other creations, in either case, concerning OUTFRONT, or any of OUTFRONT’s affiliated companies or any of their respective officers, directors, agents, employees, suppliers or customers. For the avoidance of doubt, Executive has been authorized by OUTFRONT to make public statements and comments to the press in the same manner with respect to content, tone and forum as Executive has made such public statements and comments to the press in the course of her duties for OUTFRONT prior to the Employment Period.
(c)    Executive shall act at all times with due regard to public morals, conventions, and OUTFRONT policies. If Executive shall have committed or does commit any act, or if Executive shall have conducted or does conduct herself in a manner, which shall be an offense involving moral turpitude under federal, state or local laws, or which might tend to bring Executive to public disrepute, contempt, scandal or ridicule, or which might tend to reflect unfavorably upon OUTFRONT, OUTFRONT shall have the right to terminate this Agreement upon notice to Executive given at any time following the date on which the commission of such act, or such conduct, shall have become known to OUTFRONT.
6.    EEOC Acknowledgement. Executive acknowledges that OUTFRONT is an equal opportunity employer. Executive represents and warrants that Executive has read and fully understands the OUTFRONT Equal Employment Opportunity (“EEO”) policy and that Executive is in full compliance with the terms of the EEO policy. Executive further represents and warrants that Executive will comply with the EEO policy and with applicable Federal, state and local laws prohibiting discrimination on the basis of race, color, national origin, religion, sex, age, disability, alienage or citizenship status, sexual orientation, veteran’s status, gender identity or gender expression, marital status, height or weight, genetic information or any other characteristic protected by law or OUTFRONT policy during the Employment Period.
7.    Post-Employment Payments.
    (a)     Death. In the event of Executive’s death, base salary payments and all other compensation to be paid pursuant to this Agreement shall cease immediately and this Agreement shall terminate at the time of death; provided, however, that the estate of Executive shall receive (i) any base salary due and not yet paid through the date of Executive’s death, (ii) any accrued but unused vacation to which Executive was entitled (items (i) and (ii), collectively, the “Accrued Amounts”), and (iii) a pro-rata portion of any bonus compensation for the calendar year in which the death occurs, determined in accordance with the EBP. The Accrued Amounts shall be paid in a lump sum to the Executive’s estate on the first payroll date following

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Executive’s death. The precise amount of the pro-rata bonus payable, if any, will be determined in a manner consistent with the manner bonus pay determinations are made for comparable executives, and such bonus, if any, less applicable deductions and withholding taxes, shall be payable by February 28 of the calendar year following the calendar year in which the termination occurs in accordance with EBP guidelines. In the event Executive’s death occurs while the Severance Payment (as defined in paragraph 7(d)) is still being paid, the payments provided for in paragraph 7(d) below that have not been paid as of Executive’s death shall be made in a lump sum payment no later than February 28 of the calendar year following the calendar year of Executive’s death.
(b)    Termination for Cause. If, during the Employment Period, OUTFRONT properly terminates the employment of Executive for Cause, which for these purposes is defined as (i) dishonesty, fraud, misappropriation or embezzlement on the part of Executive, (ii) conviction for criminal activity other than minor traffic offenses, (iii) Executive’s repeated willful failure to perform services hereunder, or (iv) Executive’s breach of the provisions of paragraphs 4, 5, 6, 8, 9, 10, 11, 12 or 13 hereof (each of (i), (ii), (iii) and (iv) constituting “Cause”), then OUTFRONT shall immediately have the right to terminate this Agreement without further obligation of any nature, including, but not limited to, the payment of cash compensation, the vesting of equity compensation, and/or the accrual of vacation time, except for the payment of vested benefits and/or allowing Executive to be eligible for medical and dental benefits as required by law.
(c)    Disability. If, during the Employment Period, OUTFRONT terminates the employment of Executive on account of Executive’s disability or other incapacity, then OUTFRONT shall have no further obligation to Executive hereunder; provided, however, that in the event of Executive’s disability or other incapacity OUTFRONT may terminate this Agreement effective only after the expiration of a period the length of which shall be determined by the OUTFRONT Human Resources Department pursuant to the then applicable OUTFRONT short-term and long-term disability programs (which, as of the date hereof, provides that termination shall occur upon the expiration of short-term disability benefits). Notwithstanding the foregoing, Executive shall be entitled to receive (i) the Accrued Amounts (earned through the termination of Executive’s employment pursuant to this paragraph 7(c)) and (ii) a pro-rata portion of any bonus compensation for the calendar year in which the termination occurs, determined in accordance with the EBP. The Accrued Amounts shall be paid in a lump sum to Executive on the first payroll date following the termination of Executive’s employment. The precise amount of the pro-rata bonus, if any, will be determined in a manner consistent with the manner bonus pay determinations are made for comparable executives, and such bonus, if any, less applicable deductions and withholding taxes, shall be payable by February 28 of the calendar year following the calendar year in which the termination occurs in accordance with EBP guidelines.
(d)    Termination Other Than for Cause. If, during the Employment Period, the employment of Executive is terminated by OUTFRONT other than for Cause (as defined above), death, disability or other incapacity (hereinafter collectively referred to as “Termination Other

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Than for Cause”), then, upon execution of a release that becomes effective and irrevocable as provided in paragraph 19 below, Executive shall be entitled to receive:
(i)    a severance payment in the amount of eighteen (18) months of base salary continuance at Executive’s then current base salary, payable in accordance with OUTFRONT’s regular payroll practices (the “Severance Payment”);
(ii)     a prorated bonus for that portion of the year of such termination during which Executive actively rendered services, paid in accordance with the EBP (the “Pro-Rata Bonus”). The precise amount of bonus payable, if any, will be determined in a manner consistent with the manner bonus pay determinations are made for comparable executives, and such bonus, if any, less applicable deductions and withholding taxes, shall be payable by March 15 of the calendar year following the calendar year in which the termination occurs in accordance with EBP guidelines; and
(iii)    to the extent that the Termination Other Than for Cause is considered a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (“Section 409A”), and which results in the Executive’s loss of eligibility for medical and/or dental benefits under OUTFRONT’s then effective benefit plans, Executive shall be eligible for continued coverage under the existing plans applicable to Executive and/or continued medical and dental coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act, 29 U.S.C. section 1161 et seq. (“COBRA”) until the earlier of (A) the date that is eighteen (18) months from the date of Executive’s termination, or (B) the date on which Executive becomes eligible for medical and dental coverage from a third-party employer. If Executive elects to continue Executive’s coverage under OUTFRONT’s medical and/or dental plans under COBRA, and if Executive signs the release described in paragraph 19 hereof, OUTFRONT will provide Executive’s coverage at no cost for a time period up to twelve (12) months (assuming Executive does not become covered under another group plan sooner). Any COBRA coverage beyond this time period will be at Executive’s own cost. The amount OUTFRONT will pay for continued medical and/ or dental COBRA coverage following Executive’s Termination Other Than for Cause, if any, will be treated as taxable income and will be reported on a Form W-2, and OUTFRONT may withhold taxes from Executive’s compensation for this purpose. The parties agree that, consistent with the provisions of Section 409A, the following in-kind benefit rules shall also apply: (x) the amount of in-kind benefits paid during a calendar year will not affect the in-kind benefits, if any, provided to Executive in any other calendar year; and (y) Executive’s right to in-kind benefits is not subject to liquidation or exchange for another benefit.
The Severance Payment provided for in this paragraph 7(d) is in lieu of any other severance payment or protection under any plan that may now or hereafter exist and shall be the sole and exclusive compensation payable in the event of a Termination Other Than for Cause. For the avoidance of doubt, following Executive’s Termination Other Than for Cause, OUTFRONT shall have no further obligation to Executive of any nature, including, but not

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limited to, the payment of cash compensation, the vesting of equity compensation, and/or the accrual of vacation time, except for the payments and benefit entitlements expressly provided for in this paragraph 7(d). Notwithstanding the foregoing, Executive shall be entitled to receive any base salary due and not yet paid and any accrued but unused vacation should Executive’s employment be terminated pursuant to this paragraph 7(d), and in the event of Executive’s death, Executive’s estate shall receive any severance payment due and not yet paid through the date of Executive’s death. Nothing herein shall obligate OUTFRONT to utilize Executive’s services.
Each payment under this paragraph 7(d) shall be considered a separate payment and not one of a series of payments for purposes of Section 409A. Any payment under this paragraph 7(d) that is not made during the period following Executive’s Termination Other Than for Cause because Executive has not executed the release described in paragraph 19, shall be paid to Executive in a single lump sum on the first payroll date following the last day of the Release Effective Date (as defined in paragraph 19); provided that Executive executes and does not revoke the release in accordance with the requirements of paragraph 19. Notwithstanding the foregoing, in the event that Executive is a “specified employee” (within the meaning of Section 409A and as determined pursuant to procedures adopted by OUTFRONT) and has actually, or is deemed to have, incurred a “separation from service” within the meaning of Section 409A (a “409A Termination”) and if any portion of Executive’s base salary or Pro-Rata Bonus that would be paid to the Executive (for Termination Other Than for Cause) during the six-month period following such 409A Termination constitutes deferred compensation (within the meaning of Section 409A), such portion shall be paid to Executive on the earlier of (i) the first business day of the seventh month following the month in which Executive’s 409A Termination occurs or (ii) Executive’s death (the applicable date, the “Permissible Payment Date”) rather than as described in the prior sentence, and remaining payments of base salary and/or Pro-Rata Bonus, if any, shall be paid to Executive or to Executive’s estate, as applicable, by payment of Executive’s base salary on regular payroll dates commencing with the payroll date that follows the Permissible Payment Date and by payment of any Pro-Rata Bonus on the first payroll date that follows the Permissible Payment Date.
(e)    Resignation of Positions. If Executive’s employment with OUTFRONT terminates for any reason, then, unless otherwise determined by the Executive Vice President, General Counsel and Corporate Secretary of OUTFRONT, Executive shall automatically be deemed to have resigned at that time from any and all officer or director positions that Executive may have held with OUTFRONT or any of OUTFRONT’s affiliated companies and all board seats or other positions in other entities Executive held on behalf of OUTFRONT, including any fiduciary positions (including as a trustee) Executive holds with respect to any employee benefit plans or trusts established by OUTFRONT. Executive agrees that this Agreement shall serve as written notice of resignation in this circumstance. If, however, for any reason this paragraph 7(e) is deemed insufficient to effectuate such resignation, Executive agrees to execute, upon the request of OUTFRONT or any of its affiliated companies, any documents or instruments which OUTFRONT may deem necessary or desirable to effectuate such resignation or resignations. and Executive hereby authorizes the Secretary and any Assistant Secretary of OUTFRONT or any of its affiliated companies to execute any such documents or instruments as Executive’s attorney-in-fact.

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8.    Discoveries and Inventions. OUTFRONT shall own all right, title and interest for the maximum time period available under applicable law to the results of Executive’s services and all artistic materials and intellectual properties which are, in whole or in part, created, developed or produced by Executive during the Employment Period and which are suggested by or related to Executive’s employment hereunder or any activities to which Executive is assigned, and Executive shall not have or claim to have any right, title or interest therein of any kind or nature. Executive hereby undertakes and covenants to do all such further acts and execute all such further assignments, documents and instruments (including, without limitation, patent and copyright registrations and applications) as OUTFRONT may from time to time require or request to effectuate this paragraph 8, and in the event Executive fails to do so within fifteen (15) days of receiving written notice from OUTFRONT requesting the same, Executive hereby appoints OUTFRONT to execute such documents and instruments in its name and on its behalf as its duly authorized attorney and this appointment shall be deemed to be a power coupled with an interest and shall be irrevocable.
9.    Non-Disparagement. Executive agrees that, during the Employment Period and for one (1) year thereafter, Executive shall not, in any communications with the press or other media or any customer, client or supplier of OUTFRONT or any of OUTFRONT’s affiliated companies, criticize, ridicule or make any statement which disparages or is derogatory of OUTFRONT or any of OUTFRONT’s affiliated companies or any of their respective directors, officers or employees.
10.    Non-Solicitation. Executive agrees that, during the Employment Period and for one (1) year thereafter, Executive shall not, directly or indirectly: (i) employ or solicit the employment of any person who is then or has been within six (6) months prior thereto, an employee of OUTFRONT or any of OUTFRONT’s affiliated companies; or (ii) do any act or thing to cause, bring about, or induce any interference with, disturbance to, or interruption of any of the then-existing relationships (whether or not such relationships have been reduced to formal contracts) of OUTFRONT or any of OUTFRONT’s affiliated companies with any customer, employee, consultant or supplier. Should OUTFRONT have reason to believe Executive is violating the terms of this Paragraph 10, OUTFRONT may contact any individual(s) necessary to (a) determine the existence of a violation and (b) enforce this paragraph 10, without being deemed to have violated the confidentiality terms of any written agreement between Executive and OUTFRONT.
11.    Non-Competition. Executive agrees that Executive’s employment with OUTFRONT is on an exclusive basis and that, while Executive is employed by OUTFRONT, Executive will not engage in any other business activity which is in conflict with Executive’s duties and obligations (including Executive’s commitment of time) under this Agreement. Executive agrees that, during the Non-Compete Period (as defined below), Executive shall not directly or indirectly engage in or participate as an owner, partner, member, stockholder, officer, employee, director, agent of or consultant for any business competitive with any business of OUTFRONT, without the written consent of OUTFRONT; provided, however, that this provision shall not prevent Executive from investing as less than a one (1%) percent stockholder in the securities of any company listed on a national securities exchange or quoted on an

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automated quotation system. The Non-Compete Period shall cover the entire Employment Period, provided, however, that, if Executive’s employment terminates before the then scheduled end of the Employment Period, the Non-Compete Period shall terminate on: (a) the date that is twelve (12) months after OUTFRONT terminates Executive’s employment as a result of a Termination Other Than for Cause even if these twelve (12) months extend beyond the end of the Employment Period; or (b) the date that base salary continuation payments are no longer being made to Executive pursuant to paragraph 7(d); or (iii) twelve (12) months after OUTFRONT terminates Executive’s employment for Cause even if these twelve (12) months extend beyond the end of the Employment Period. “Cause” has the meaning provided in paragraph 7(b).
12.    Confidentiality. Executive agrees that during Executive’s employment hereunder and at any time thereafter, (a) Executive shall not use for any purpose other than the duly authorized business of OUTFRONT, or disclose to any third party, any information relating to OUTFRONT or any of its affiliated companies which is proprietary to OUTFRONT or any of OUTFRONT’s affiliated companies (“Confidential Information”), including any trade secret or any written (including in any electronic form) or oral communication incorporating Confidential Information in any way (except as may be required by law or in the performance of Executive’s duties under this Agreement consistent with OUTFRONT’s policies); and (b) Executive will comply with any and all confidentiality obligations of OUTFRONT to a third party, whether arising under a written agreement or otherwise. Information shall not be deemed Confidential Information which (i) is or becomes generally available to the public other than as a result of a disclosure by Executive or at Executive’s direction or by any other person who directly or indirectly receives such information from Executive, or (ii) is or becomes available to Executive on a non-confidential basis from a source which is entitled to disclose it to Executive.
13.    Cooperation. (a)     Executive agrees that during the Employment Period and for one (1) year thereafter and, if longer, during the pendency of any litigation or other proceeding, (i) Executive shall not communicate with anyone (other than Executive’s own attorneys and tax advisors), except to the extent necessary in the performance of Executive’s duties under this Agreement, with respect to the facts or subject matter of any pending or potential litigation, or regulatory or administrative proceeding involving OUTFRONT or any of OUTFRONT’s affiliated companies, other than any litigation or other proceeding in which Executive is a party-in-opposition, without giving prior notice to OUTFRONT or its counsel; and (ii) in the event that any other party attempts to obtain information or documents from Executive with respect to such matters, either through formal legal process such as a subpoena or by informal means such as interviews, Executive shall promptly notify OUTFRONT or its counsel before providing any information or documents.
(b)    Executive agrees to cooperate with OUTFRONT and its attorneys, both during and after the termination of Executive’s employment, in connection with any litigation or other proceeding arising out of or relating to matters in which Executive was involved prior to the termination of Executive’s employment. Executive’s cooperation shall include, without limitation, providing assistance OUTFRONT’s counsel, experts or consultants, and providing truthful testimony in pretrial and trial or hearing proceedings and any travel related to

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Executive’s attendance at such proceedings. In the event that Executive’s cooperation is requested after the termination of Executive’s employment, OUTFRONT will (i) seek to minimize interruptions to Executive’s schedule to the extent consistent with its interests in the matter; and (ii) reimburse Executive for all reasonable and appropriate out-of-pocket expenses in a manner consistent with OUTFRONT policy, but in no event later than December 31 of the year following the year in which Executive incurs the related expenses.
(c)    Executive agrees that Executive will not testify voluntarily in any lawsuit or other proceeding which directly or indirectly involves OUTFRONT or any of OUTFRONT’s affiliated companies, or which may create the impression that such testimony is endorsed or approved OUTFRONT or any of OUTFRONT’s affiliated companies, without advance notice (including the general nature of the testimony) to and, if such testimony is without subpoena or other compulsory legal process the approval of, the Executive Vice President, General Counsel and Corporate Secretary of OUTFRONT.
(d)    Notwithstanding the foregoing, this Agreement shall not preclude Executive from participating in any governmental investigation of OUTFRONT, and Executive is not obligated under this Agreement to provide any notice to OUTFRONT regarding Executive’s participation in any governmental investigation of OUTFRONT.
14.    Relief. OUTFRONT has entered into this Agreement in order to obtain the benefit of Executive’s unique skills, talent, and experience. Executive acknowledges and agrees that any violation of paragraphs 4 through 6 or 8 through 13 of this Agreement will result in irreparable damage to OUTFRONT, and, accordingly, OUTFRONT may obtain injunctive and other equitable relief for any breach or threatened breach of such paragraphs, in addition to any other remedies available to OUTFRONT, and Executive hereby consents and agrees to exclusive personal jurisdiction in any state or federal court located in the City of New York, Borough of Manhattan.
15.    Arbitration. Except as provided in paragraph 14 of this Agreement, if any disagreement or dispute whatsoever shall arise between the parties concerning this Agreement (including the documents referenced herein) or Executive’s employment with OUTFRONT (a “Matter In Dispute”), the parties hereto agree that such Matter In Dispute shall be privately arbitrated rather than contested in a court of law before a judge or jury. Any and all Matters In Dispute must be brought in the parties’ individual capacities, and not as a plaintiff or class member in any purported class or representative proceeding. Thus, by agreeing to the terms of this agreement, Executive is hereby waiving any right Executive might otherwise have to litigate a Matter In Dispute as a class or representative proceeding. Any and all Matters In Dispute shall be submitted to arbitration before JAMS Employment Practice, and a neutral arbitrator will be selected in a manner consistent with JAMS Employment Arbitration Rules (“Rules”). Such arbitration shall be confidential and private and conducted in accordance with the Rules. Any such arbitration proceeding shall take place in New York City before a single arbitrator (rather than a panel of arbitrators). The parties agree that the arbitrator shall have no authority to award any punitive or exemplary damages and waive, to the full extent permitted by law, any right to recover such damages in such arbitration. Each party shall bear its respective costs (including

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attorneys’ fees, and there shall be no award of attorneys’ fees). Judgment upon the final award rendered by such arbitrator may be entered in any court having jurisdiction thereof.
16.    Acknowledgements. Executive represents and warrants:
(a)    that Executive has capacity to enter into this Agreement,
(b)    that Executive has entered into this Agreement voluntarily and with a full understanding of its terms, and
(c)    that Executive is not subject to restrictive covenants or other contractual limitations with any other employer, company, entity or person that would by breached by Executive becoming a party to this Agreement.
17.    Complete Agreement; Governing Law; Successors and Assigns. This Agreement contains the entire understanding of the parties with respect to the subject matter thereof, supersedes any and all prior agreements of the parties with respect to the subject matter thereof, and cannot be changed or extended except by a writing signed by both parties hereto. This Agreement shall be binding upon and inure to the benefit of the parties and their respective legal representatives, executors, heirs, administrators, successors and assigns; provided, however, that Executive shall have no right to assign this Agreement or delegate Executive’s obligations hereunder. This Agreement and all matters and issues collateral thereto shall be governed by the laws of the State of New York applicable to contracts entered into and performed entirely within the State of New York, with respect to the determination of any claim, dispute or disagreement, which may arise out of the interpretation, performance or breach of this Agreement. If any provision of this Agreement) as applied to either party or to any circumstance, shall be adjudged by a court or duly appointed arbitrator to be void or unenforceable, the same shall in no way affect any other provision of this Agreement or the validity or enforceability thereof.
18.    Section 409A. To the extent applicable, it is intended that the compensation arrangements under this Agreement be in full compliance with Section 409A. This Agreement shall be construed in a manner to give effect to such intention. In no event whatsoever (including, but not limited to, as a result of this paragraph 18 or otherwise) shall OUTFRONT be liable for any tax, interest or penalties that may be imposed on Executive (or Executive’s beneficiaries, successors or representatives) under Section 409A. Neither OUTFRONT nor any of OUTFRONT’s affiliates shall have any obligation to indemnify or otherwise hold Executive harmless from any or all such taxes, interest or penalties, or liability for any damages related thereto. Executive acknowledges that he has been advised to obtain independent legal, tax or other counsel in connection with Section 409A.
19.    Release. Notwithstanding any provision herein to the contrary, OUTFRONT’s obligation to make the payments provided for in paragraph 7(d) shall be conditioned on Executive’s execution of an effective release (with all periods for revocation set forth therein having expired), such date the “Release Effective Date,” in favor of OUTFRONT and its affiliated companies in a form satisfactory to OUTFRONT within 45 days following Executive’s termination from Executive’s position; provided, however, that if, at the time any severance

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payments are scheduled to be paid to Executive pursuant to paragraph 7(d) Executive has not executed a release that has become effective and irrevocable in its entirety, then any such severance payments shall be held and accumulated without interest, and shall be paid to Executive on the first regular payroll date following the Release Effective Date. Executive’s failure or refusal to sign and deliver the release or Executive’s revocation of an executed and delivered release in accordance with applicable laws, whether intentionally or unintentionally, will result in the forfeiture of the payments and benefits under paragraph 7(d). Notwithstanding the foregoing, if the 45-day period does not begin and end in the same calendar year, then the Release Effective Date shall be deemed to be the later of (a) the first business day in the year following the year in which Executive’s position is terminated or (b) the Release Effective Date (without regard to this proviso). In addition, the payments and benefits described in paragraph 7(d) shall immediately cease, and OUTFRONT shall have no further obligations to Executive with respect thereto, in the event that Executive materially breaches any provision of paragraphs 4 through 6 and 8 through 13 hereof.
20.    Notices. All notices or other communications hereunder shall be given in writing and shall be deemed given if served personally or mailed by registered or certified mail, return receipt requested, to the parties at their addresses above indicated.
21.    Counterparts. This Agreement may be executed in one or more counterparts, including by facsimile, and all of the counterparts shall constitute one fully executed agreement. The signature of any party to any counterpart shall be deemed a signature to, and may be appended to, any other counterpart.
22.    Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid or unenforceable in any respect under any applicable law, such invalidity or unenforceability shall not affect any other provision, but this Agreement shall be reformed, construed and enforced as if such invalid or unenforceable provision had never been contained herein.
23.    Complete Agreement. This Agreement embodies the complete agreement and understanding between the parties with respect to the subject matter hereof and effective as of its date supersedes and preempts any prior understandings, agreements or representations by or between the parties, written or oral (including, without limitation, the Agreement by and between CBS Outdoor (predecessor to OUTFRONT) and Executive, dated April 15, 2013), which may have related to the subject matter hereof in any way.
24.    Successors and Assigns. This Agreement shall bind and inure to the benefit of and be enforceable by Executive, OUTFRONT and their respective heirs, executors, personal representatives, successors and assigns, except that neither party may assign any rights or delegate any obligations hereunder without the prior written consent of the other party. Executive hereby consents to the assignment by OUTFRONT of all of its rights and obligations hereunder to any successor to OUTFRONT by merger or consolidation or purchase of all or

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substantially all of OUTFRONT’s assets, provided such transferee or successor assumes the liabilities of OUTFRONT hereunder.
25.    Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of OUTFRONT and Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

[SIGNATURES ON THE FOLLOWING PAGE]

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    IN WITNESS WHEREOF, the parties have executed this Agreement as of June 6, 2016.
                            OUTFRONT Media Inc.
                            By:_/s/ Nancy Tostanoski
                             Nancy Tostanoski
                             Executive Vice President,
                         Chief Human Resources Officer

                            By:_/s/ Jodi Senese_____
                             Jodi Senese

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